EXHIBIT 4


                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT

         The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.


                                            OAKWOOD HOMES CORPORATION


                                            By:      /s/  Robert A. Smith
                                                     ------------------------
                                                     Robert A. Smith
                                                     Executive Vice President
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